Exhibit 99.1

Media Inquiries:
Erin Murphy
Noodles & Company
press@noodles.com

Johanna Murphy Elected to Noodles & Company Board of Directors

Broomfield, CO (June 26 2014) - Noodles & Company (NASDAQ: NDLS) today announced the election of Johanna Murphy as an independent member of its board of directors and a member of its Audit Committee. Ms. Murphy brings a wealth of experience in developing marketing and digital strategies for numerous global consumer brands, including Ivanka Trump and Kate Spade.

“We are pleased to welcome Johanna Murphy to our board of directors and believe that her experience in driving brand strategy will be invaluable as we continue to grow Noodles & Company across the country,” said Kevin Reddy, Chairman and Chief Executive Officer of Noodles & Company. “Johanna is an ideal addition to our board and we look forward to benefiting from her experience in digital, social and brand marketing as the communications landscape with our guests continues to move in this direction.”

Ms. Murphy currently serves as Chief Marketing Officer and Director of Digital for Ivanka Trump, one of the fastest growing fashion apparel and accessories brands in the retail industry, where she has been charged with developing brand strategy and creating a dynamic retail experience through traditional and innovative digital marketing techniques. Prior to joining Ivanka Trump, Ms. Murphy served as Vice President of eCommerce at Kate Spade & Company, where she was instrumental in increasing sales by elevating the customer experience and service while exploring new customer acquisition tactics through cutting edge digital strategies for kate spade new york, Kate Spade Saturday and Jack Spade. Ms. Murphy previously held several leadership roles at GSI Commerce (now eBay Enterprise), including as its Vice President of eCommerce, where she led the fashion and luxury practice and served clients such as Burberry, Calvin Klein, Donna Karan, Betsey Johnson and Tumi. In 2013, Brand Innovators recognized her as one of the Top 50 Women in Brand Marketing.

Noodles & Company’s board of directors elected Ms. Murphy to fill a vacancy on the board created by James Pittman’s resignation. Mr. Pittman had served on Noodles & Company’s board of directors as a designee of Argentia Private Investments Inc., which is owned by the Public Sector Pension Investment Board, since December 2010. Mr. Reddy added: “We would like to sincerely thank Jim Pittman for his significant contributions to Noodles & Company. Over the last three years his experience has proved to be a valuable asset to our Company in helping us lay the strategic groundwork for growth and success."

About Noodles & Company
Founded in 1995, Noodles & Company is a fast-casual restaurant chain that serves classic noodle and pasta dishes from around the world. Known as Your World Kitchen, Noodles & Company's globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the Med Salad with grilled chicken, spicy Indonesian Peanut Sauté and creamy Wisconsin Mac & Cheese.